Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement No. 333-144436 on the Post-Effective Amendment No. 1 on Form F-3 to Form F-1 of Seanergy Maritime Corp. of our report dated June 16, 2008, except as to Note 20(i), which is as of July 25, 2008, with respect to the combined balance sheets of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. (together the “Group”) as of December 31, 2007 and 2006, and the related combined statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2007, prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, which report appears in the Form 6-K of Seanergy Maritime Corp. filed on July 31, 2008. Our report contains an explanatory paragraph stating that the combined financial statements referred to above present the aggregated financial information of the six vessel-owning companies and an allocation of long-term debt and that the combined financial statements may not necessarily be indicative of the Group’s financial position, results of operations, or cash flows had the Group operated as a separate entity during the period presented or for future periods. We also consent to the reference to our firm under the caption “Experts” in the prospectus.
/s/ KPMG Certified Auditors A.E.
KPMG Certified Auditors A.E.
Athens, Greece
September 23, 2008

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